Pending Legal Proceedings
On October 17, 2013, Fred McClure filed a derivative lawsuit against RIM on behalf of ten RIC funds: the Russell Commodity
Strategies Fund, Russell Emerging Markets Fund, Russell Global Equity Fund, Russell Global Infrastructure Fund, Russell Global
Opportunistic Credit Fund, Russell International Developed Markets Fund, Russell Multi-Strategy Alternative Fund (liquidated in
2016), Russell Strategic Bond Fund, Russell U.S. Small Cap Equity Fund and Russell Global Real Estate Securities Fund. The
lawsuit, which was filed in the United States District Court for the District of Massachusetts, seeks recovery under Section 36(b) of the Investment Company Act, as amended, for the Funds’ alleged payment of excessive investment management fees to RIM. On
December 8, 2014, Fred McClure filed a second derivative lawsuit in the United States District Court for the District of
Massachusetts. This second suit involves the same ten RIC Funds, and the allegations are similar, although the second suit adds a claim alleging that RIFUS charged the funds excessive administrative fees under Section 36(b). The plaintiff seeks on behalf of the
Funds recovery of the amount of the allegedly excessive compensation or payments received from these ten RIC Funds and earnings that would have accrued to plaintiff had that compensation not been paid or, alternatively, rescission of the contracts and restitution of all excessive fees paid, for a period commencing one year prior to the filing of the lawsuit through the date of the trial.
On November 15, 2016, the Court granted RIM's and RIFUS's motion for summary judgment with respect to the Russell Multi-
Strategy Alternative Fund and granted the motion in part with respect to the other nine RIC Funds. A trial with respect to plaintiff’s claims on behalf of the remaining nine RIC Funds is currently scheduled to commence in March 2017. RIM and RIFUS are vigorously defending the actions.

Russell Investment Funds

Notes to Financial Statements, continued — December 31, 2016

9. Custodian Fee Reimbursement
During the period ended December 31, 2016, several of the Funds received a reimbursement from State Street Bank for overbilling of custody out-of-pocket fees from prior years. The table below provides a summary of actual custodian fees for the current fiscal year prior to the reimbursement as well as the impact of the fee reimbursement to each Fund's custodian fee as presented in the Statements of Operations.

			Net Custodian Fees as
	Custodian Fees Before		disclosed in the Statement of
	Reimbursement	Fee Reimbursement	Operations
Multi-Style Equity Fund	$86,387	$42,760	$43,627
Aggressive Equity Fund	65,136	23,897	41,239
Non-U.S. Fund	216,034	170,449	45,585
Core Bond Fund	317,260	33,519	283,741
Global Real Estate Securities Fund	381,839	27,932	353,907

10. Subsequent Events
Management has evaluated the events and/or transactions that have occurred through the date the financial statements were issued and noted no items requiring adjustments of the financial statements or additional disclosures.

Notes to Financial Statements 153

Russell Investment Funds

Affiliated Brokerage Transactions — December 31, 2016 (Unaudited)

As mentioned in the Note 4 in the Notes to Financial Statements contained in this annual report, the Funds utilize RIIS and its independent brokers. RIIS is a registered broker dealer and investment adviser and an affiliate of RIM. RIIS uses a multi-venue trade management approach whereby RIIS allocates trades among RIIS’ network of independent brokers for execution, clearing, and other services. Trades placed through RIIS and its independent brokers are made (i) to manage trading associated with changes in money manager, rebalancing across existing money managers, cash flows and other portfolio transitions, (ii) to execute portfolio securities transactions for each Fund’s assets that RIM determines not to allocate to money managers including assets RIM may manage to effect a
Fund’s investment strategies and/or to modify a Fund’s overall portfolio characteristics and for each Fund’s cash reserves, (iii) to execute portfolio securities transactions for the portion of a Fund’s assets that RIM manages based upon model portfolios provided by the Funds’
non-discretionary managers or (iv) to execute money manager portfolio securities transactions for the segment of a Fund’s portfolio assigned to the money manager. RIM has authorized RIIS to effect certain futures, swaps, OTC derivative transactions, and cleared swaps, including foreign currency spots, forwards and options trading on behalf of the Funds.

Amounts retained by RIIS for the period ended December 31, 2016 were as follows:

Affiliated Broker	Fund Name	2016
RIM
	Multi-Style Equity Fund	$28,488
	Aggressive Equity Fund	—
	Non-U.S. Fund	36,006
	Core Bond Fund	104,664
	Global Real Estate Securities Fund	124,297

154 Affiliated Brokerage Transactions